EXHIBIT 10.2


                          AMENDMENT TO LEASE AGREEMENTS
                          -----------------------------

         It is understood and agreed on this 5th day of October, 2004 that the Lease Agreements dated July 16, 1999, and February 12, 2004, together with any prior amendments thereto, between JOPPA GREEN II LIMITED PARTNERSHIP, LLLP, as Landlord, and BAY NATIONAL CORPORATION, as Tenant, for the Leased Premises situated at 2328 W. Joppa Road, in the County of Baltimore, State of Maryland is hereby amended and modified as follows:

         1. Leased Premises. It is understood and agreed that the Leased Premises containing approximately 5,970 square feet on the third floor and 947 square feet on the first floor are hereby increased to contain approximately 7,918 square feet as outlined in red on the attached Exhibit "A". The additional 1,001 square feet is hatched in red on this same attached Exhibit "A".

         2. Term: It is understood and agreed that the Term of this Lease shall commence on November 1, 2004 and shall be for a period of five (5) years and four (4) months to terminate February 28, 2010.

         3. Rent. It is understood and agreed that effective November 1, 2004, Tenant agrees to pay base annual rent according to the following base rental schedule:

                                        Yearly         Monthly
                                        ------         -------
                  11/01/04-02/28/05 -                  $19,425.49
                  03/01/05-02/28/06 -   $240,390.48    $20,032.54
                  03/01/06-02/28/07 -   $247,602.19    $20,633.51
                  03/01/07-02/28/08 -   $255,030.26    $21,252.52
                  03/01/08-02/28/09 -   $262,681.16    $21,890.09
                  03/01/09-02/28/10 -   $270,561.60    $22,546.80

                  *Note: The above base rental schedule adds on the 765 square feet first floor space and the 236 square foot third floor space at the same rate as the 947 square feet currently in place. The entire square footage increases by approximately 3.175% effective March 1,2005 with three percent (3%) annual increases going forward each year thereafter.

         4. Tenant Improvements. It is understood and agreed that Landlord will have no obligation to make any alterations, modifications, additions and/or improvements to the Leased Premises, and the Tenant accepts the Leased Premises on an "AS IS" basis. However, Landlord does agree to provide to Tenant a $7.00 per square foot tenant improvement allowance or $5,355.00 for the newly added 765 usable square feet. Said allowance shall be paid to Tenant upon presentation from Tenant to Landlord of the appropriate construction invoices for Tenant's improvements to the Leased Premises. Said tenant improvement allowance can be used to improve any portion of Tenant's total Leased Premises. Tenant also agrees to return the third floor common area hallway to the same condition prior to Tenant's expansion.


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         5.       Option Agreement. See the attached.

        It is further understood and agreed that the terms, covenants and conditions of the above-mentioned Lease Agreement and any prior amendments thereto except as the same are amended or modified herein are hereby ratified and confirmed to the end that the same shall remain in full force and effect as therein provided.

WITNESS:                     LANDLORD:
                             JOPPA GREEN II LIMITED PARTNERSHIP, LLLP
                             By:      MacKenzie Properties, Inc.
                                      General Partner

/s/ Lea Ann Stringer         By:      /s/ Gary T. Gill
--------------------                  ----------------
                                      Gary T. Gill, Executive Vice President

WITNESS:                     TENANT:  BAY NATIONAL CORPORATION

/s/ Mark A. Semanie          By:      /s/ Hugh W. Mohler
-------------------                   ------------------
                                      Hugh W. Mohler, Director

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                              TERM EXTENSION RIDER

         THIS RIDER is attached to and made a part of a certain Lease of even date between the undersigned Landlord and Tenant in respect of Leased Premises in Joppa Green II located in Baltimore County.

         1.       OPTION(S) TO EXTEND TERM.

         Providing that Tenant is not in default under any of the terms, covenants, and conditions of its Lease Agreement, Landlord hereby grants Tenant the optional right(s) to extend the terms of this Lease for one (1) successive period of five (5) years as follows:

         Each period added to the term of this Lease by exercise of an option shall be called an "Extended Term." The term of this Lease will be the original term plus each Extended Term. An option to create an Extended Term may be exercised only by the Tenant giving written notice thereof to Landlord not less than one hundred eighty (180) days prior to the expiration of the original term or any prior Extended Term of this Lease. The written notice required hereunder shall be certified mail, return receipt requested.

         2.       LIMITATIONS ON EXERCISE TO EXTEND TERM.

                  A. If any option to extend the term of this Lease is not timely exercised, all unexercised options to extend shall automatically become null and void.

                  B. Each right to extend the term of this Lease may be exercised only by the undersigned Tenant for its continued use and occupancy of the Leased Premises and only if it is in possession of the Leased Premises and operating a permitted use there when it exercises the right. No such right shall be conveyed or deemed conveyed to any assignee, subtenant, concessionaire or licensee of the undersigned Tenant even though Landlord may have approved the assignment, subletting, concession or license.

                  C. If Tenant is in default under the Lease, all unexercised rights to extend the term of the Lease shall automatically be extinguished and become null and void.

         3.       LEASE PROVISIONS.

         All terms, covenants, and conditions set forth in the Lease of even date herewith with respect to the original terms shall apply to any Extended
Term: provided, however, that the rent or base annual rent as provided for in this Lease shall be increased by an amount equal to three percent (3%) of the rent paid by Tenant in the last year of the original lease term. Subsequent increases during the remainder of the extended term shall equal three percent (3%) over and above the previous year's base rent.


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